Exhibit 10(a)

The Seven Seas Series Fund
909 A Street
Tacoma, WA  98402

Gentlemen:

As counsel to The Seven Seas Series Fund (the "Trust"), a Massachusetts business trust, we have been asked to render our opinion with respect to the issuance of an indefinite number of shares of beneficial interest, $.001 par value, of the Trust (the "Shares") representing interests in The Seven Seas Series Money Market Fund, as more fully described in the Prospectus and Statement of Additional Information contained in Pre-Effective Amendment No. 1 (the "Amendment") to the Trust's Registration Statement on Form N-1A (Registration No. 33-19229) filed with the Securities and Exchange Commission.

We have examined the Master Trust Agreement of the Trust dated October 3, 1987, as amended, the By-laws of the Trust, the records of certain meetings and written consents of the Trustees and shareholders of the Trust, the Prospectus and Statement of Additional Information contained in the Amendment, and such other documents, records and certifications as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Trust has been duly organized and is validly existing pursuant to the laws of The Commonwealth of Massachusetts, and that the Shares, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of sale, will be legally issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to this firm as legal counsel for the Trust in the Prospectus contained in the Amendment.

Very truly yours,

/s/Goodwin, Procter & Hoar
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Goodwin, Procter & Hoar